Exhibit 10.2

OPTION AGREEMENT

THIS OPTION AGREEMENT, effective as of May 5, 2008, by and between LAPOLLA INDUSTRIES, INC. a Delaware corporation (the “Company”) and DOUGLAS J. KRAMER (the “Executive”).

WHEREAS, the Board of Directors of the Company previously authorized and approved the Equity Incentive Plan, effective as of July 12, 2005 ("Plan"), which Plan was amended effective as of January 16, 2007.  The Plan provides for the grant of Options to employees, directors and consultants of the Company.  Unless otherwise provided herein all defined terms shall have the respective meanings ascribed to them under the Plan;

WHEREAS, Company and Executive previously entered into an Option Agreement dated July 12, 2005, which Agreement was amended as of July 28, 2005 (said Agreement and amendment are collectively referred to as the “Prior Agreement”);

WHEREAS, Company and Executive have determined that it would be in the best interests of Company and Executive to amend certain provisions of the Prior Agreement as they relate to the options that were granted to Executive to acquire 2,000,000 shares of the Company’s common stock, $.01 par value per share, at any exercise price of $.67 per share (“Existing Options”); and

WHEREAS, the Company has determined that an option to acquire an additional 2,000,000 shares of Company common stock, $.01 par value per share should be granted to Executive, effective May 5, 2008.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

A.            Grant and Terms of New Options.  Pursuant to authority granted to it under the Plan, the Administrator of the Plan hereby grants to Executive in his capacity as an employee of the Company (“Optionee”), effective as of May 5, 2008 ("Grant Date"), 2,000,000 options. Subject to the provisions below, each Option permits Optionee to purchase one share of LaPolla Industries, Inc. common stock, $.01 par value per share ("Shares").

1.             Character of Options.  Pursuant to the Plan, Options granted herein may be Incentive Stock Options or Non-Qualified Stock Options, or both. To the extent permitted under the Plan and by law, such Options shall first be considered Incentive Stock Options.

2.             Exercise Price. The Exercise Price for each Non-Qualified Stock Option granted herein is the per Share closing price on May 5, 2008.

3.             Vesting.  The Options granted hereunder vest upon satisfaction of the following criteria:

3.1           250,000 Options on the earlier of: (i) June 30, 2008, provided the Company has net pre-tax income for the fiscal quarter ending on that date, as indicated on its Form 10-Q filed with the U.S. Securities and Exchange Commission (“Quarterly Profit”); or (ii) the last day of the Company’s first fiscal quarter ending after June 30, 2008 for which the Company has Quarterly Profit, subject in all cases to continued satisfactory employment through the vesting date;

3.2           An additional 250,000 options on the last day of each of the next seven fiscal quarters for which Company has Quarterly Profit, subject to continued satisfactory employment through the last day of each such fiscal quarter.

4.             Exercisability.  Once vested, the options shall be exercisable, on a cumulative basis, in accordance with the following schedule: eight and one-third percent (8 1/3%) of the vested options shall be exercisable twelve (12) months from the date of vesting; sixteen and two-third percent (16 2/3%) of the vested options shall be exercisable twenty-four (24) months from the date of vesting; twenty-five percent (25%) of the vested options shall be exercisable thirty-six (36) months from the date of vesting; and one hundred percent (100%) of the vested options shall be exercisable forty-eight (48) months from the date of vesting.

5.             Term of Options.  All then existing and unexercised Options, whether or not previously vested, shall expire on December 31, 2013.

B.           Amendments to Existing Options.  Company and Optionee amend Sections 4 and 5 of the Prior Agreement to provide, in full, as follows:

“4.           Vesting and Exercisability.  All of the Options, whether or not previously vested, shall be vested as of May 5, 2008.  Once vested, the options shall be exercisable, on a cumulative basis, in accordance with the following schedule: eight and one-third percent (8 1/3%) of the vested options shall be exercisable twelve (12) months from the date of vesting; sixteen and two-third percent (16 2/3%) of the vested options shall be exercisable twenty-four (24) months from the date of vesting; twenty-five percent (25%) of the vested options shall be exercisable thirty-six (36) months from the date of vesting; and one hundred percent (100%) of the vested options shall be exercisable forty-eight (48) months from the date of vesting.

5.             Term of Options.  All then existing and unexercised Options, whether or not then vested, shall expire on December 31, 2012.”

Except as provided in Sections 4 and 5 above, the terms of the Prior Agreement are the same as they were immediately prior to the adoption of this Amendment.  For ease of reference purposes, Sections 6 through and including 13 of the Prior Agreement are restated in their entirety in Section C below.

C.           Terms Applicable to the New and the Existing Options.

1.             Payment of Exercise Price.  Options represented hereby may be exercised in whole or in part by delivering to the Company your payment of the Exercise Price of the Option so exercised (i) in cash, by check or cash equivalent, (ii) by tender to the Company of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price; (iii) by tender to the Company of a written consent to accept a reduction in the number of shares of Stock to which the Option relates (“Reduced Number of Shares”), which Reduced Number of Shares, when ascribed a value, shall be equal to the exercise price of the balance of shares of Stock covered by the Option; (iv) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a "Cashless Exercise"), (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

2.             Limits on Transfer of Options.  The Option granted herein shall not be transferable by you otherwise than by will or by the laws of descent and distribution, except for gifts to family members subject to any specific limitation concerning such gift by the Administrator in its discretion; provided, however, that you may designate a beneficiary or beneficiaries to exercise your rights and receive any Shares purchased with respect to any Option upon your death.  Each Option shall be exercisable during your lifetime only by you or, if permissible under applicable law, by your legal representative.  No Option herein granted or Shares underlying any Option shall be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. Notwithstanding the foregoing, to the extent permitted by the Administrator, in its discretion, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended.

3.             Termination of Employment.  If your employment is terminated with the Company, the Option and any unexercised portion shall be subject to the provisions below:

(a)           Upon the termination of your employment with the Company, to the extent not theretofore exercised, your vested Option shall continue to be valid; provided, however, that:

(i)            If the Participant shall die while in the employ of the Company or during the one (1) year period, whichever is applicable, specified in clause (ii) below and at a time when such Participant was entitled to exercise an Option as herein provided, the legal representative of such Participant, or such Person who acquired such Option by bequest or inheritance or by reason of the death of the Participant, may, not later than fifteen (15) months from the date of death, exercise such Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares specified by the Administrator in such Option; and

(ii)           If the employment of any Participant to whom such Option shall have been granted shall terminate by reason of the Participant's retirement (at such age upon such conditions as shall be specified by the Board of Directors), disability (as described in Section 22(e) of the Code), resignation by Participant for good reason (as defined below), or dismissal by the Company other than for cause (as defined below), and while such Participant is entitled to exercise such Option as herein provided, such Participant shall have the right to exercise such Option so granted, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Administrator in such Option, at any time up to one (1) year from the date of termination of the Optionee's employment by reason of retirement, resignation by Participant for good reason, or dismissal other than for cause or disability, provided, that if the Optionee dies within such twelve (12) month period, subclause (i) above shall apply.

(b)           If you voluntarily terminate your employment without good reason or are discharged for cause, any Options granted hereunder shall forthwith terminate with respect to any unexercised portion thereof, whether vested or unvested.

(c)           If any Options granted hereunder shall be exercised by your legal representative if you should die or become disabled, or by any person who acquired any Options granted hereunder by bequest or inheritance or by reason of death of any such person written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Options.

(d)           For all purposes of this Agreement, the term "for cause" shall mean "Cause" as defined in Executive’s Employment Agreement with the Company.

(e)           For all purposes of this Agreement, the term “good reason” shall mean “Good Reason” as defined in Executive’s Employment Agreement with the Company.

4.             Restriction; Securities Exchange Listing. All certificates for shares delivered upon the exercise of Options granted herein shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Administrator may cause a legend or legends to be placed on such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a national securities exchange, the Company shall not be required to deliver any Shares covered by an Option unless and until such Shares have been admitted for trading on such securities exchange.

5.             Adjustments. If there is any change in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Option does not thereby terminate in connection therewith), then the number and kind of shares then subject to the Option and the price to be paid therefor shall be appropriately adjusted by the Board of Directors; provided, however, that in no event shall any such adjustment result in the Company's being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option, but with an appropriate adjustment to the price of each Share or other unit of security covered by this Option.

6.             Change in Control.  In the event of a Change in Control (as defined in the Plan), the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the "Acquiror"), may, without the consent of the Executive, either assume the Company's rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiror's stock.  In the event of such assumption or substitution, the Committee shall provide that any then unexercised and/or unvested portions of outstanding Options shall be immediately exercisable and vested in full, effective as of the time of consummation of the Change in Control.  In the event the Acquiror elects not to assume or substitute for outstanding Options in connection with a Change in Control, the Committee shall provide that any unexercised and/or unvested portions of outstanding Options shall be immediately exercisable and vested in full as of the date thirty (30) days prior to the date of the Change in Control. The exercise and/or vesting of any Option that was permissible solely by reason of this Section 6 shall be conditioned upon the consummation of the Change in Control.  Any Options which are not assumed by the Acquiror in connection with the Change in Control nor exercised by the Executive as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

7.              Amendment to Options Herein Granted.  The Options granted herein may not be amended without your consent.

8.             Withholding Taxes.  As provided in the Plan, the Company may withhold from sums due or to become due to Optionee from the Company an amount necessary to satisfy its obligation to withhold taxes incurred by reason of the disposition of the Shares acquired by exercise of the Options in a disqualifying disposition (within the meaning of Section 421(b) of the Code), or may require you to reimburse the Company in such amount.

LAPOLLA INDUSTRIES, INC.

By:	/s/ Richard J. Kurtz	5/5/2008
	Richard J. Kurtz,	Date
Chairman of the Board

/s/ Douglas J. Kramer		5/6/2008
DOUGLAS J. KRAMER		Date